Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Press Contact:

Lance P. Burke

Chief Financial Officer

(516) 548-8500

Hanover Bancorp, Inc. Reports Third Quarter 2026

Results Highlighted by Increased Net Interest

Income and Strong Loan Growth

Declares $0.10 Quarterly Cash Dividend

Third Quarter Performance Highlights

●	Net Income: Net income for the quarter ended September 30, 2026 totaled $4.3 million or $0.60 per diluted share (including Series A preferred shares), versus $4.1 million or $0.55 per diluted share (including Series A preferred shares) in the quarter ended June 30, 2026 and $3.5 million or $0.47 per diluted share (including Series A preferred shares) in the quarter ended September 30, 2025.
●	Pre-Provision Net Revenue: Pre-provision net revenue (non-GAAP) was $6.9 million or 1.18% of average assets for the quarter ended September 30, 2026, which was the highest level since the fourth quarter of 2022, versus $5.9 million or 1.06% of average assets in the prior linked quarter and $6.0 million or 1.05% of average assets in the third quarter of 2025.
●	Balance Sheet Growth: Total assets were $2.4 billion at September 30, 2026, up $105.2 million, or 4.50%, from June 30, 2026 and up $58.7 million, or 2.46% from December 31, 2025 due to strong loan growth.
●	Strong Loan Growth: Total loans outstanding were $2.1 billion at September 30, 2026, up $86.8 million, or 4.34%, from June 30, 2026 and up $83.9 million, or 4.19% from December 31, 2025, primarily driven by growth in niche-residential and relationship CRE and C&I lending. Loan production for the three months ended September 30, 2026 was $178.7 million, up 69.70% from the linked quarter.
●	Net Interest Income: Net interest income was $17.0 million for the quarter ended September 30, 2026, an increase of $0.3 million, or 1.52% from the quarter ended June 30, 2026 and $1.8 million, or 11.84%, from the quarter ended September 30, 2025, representing a record level.
●	Improved Profitability Metrics: Returns on average assets and average tangible equity increased to 0.75% and 9.32%, respectively, for the quarter ended September 30, 2026 from 0.73% and 8.85%, respectively, for the quarter ended June 30, 2026 and 0.61% and 7.63%, respectively, for the quarter ended September 30, 2025. Efficiency ratio improved to 64.3% for the quarter ended September 30, 2026, versus 69.8% from the quarter ended June 30, 2026 and 66.7% from the quarter ended September 30, 2025. The efficiency ratio improvement on a linked quarter basis is primarily related to a $1.3 million, or 9.18% decrease in non-interest expense, and from the quarter ended September 30, 2025, a $1.8 million or 11.84% increase in net interest income.
●	Demand Deposits: Demand deposits increased $7.3 million or 2.96% to a record $255.1 million at September 30, 2026 from December 31, 2025, driven by the success of our C&I banking relationships and an increase in municipal operating accounts.

●	Book Value Per Share: Book value per share (including Series A preferred shares) was $27.95 at September 30, 2026 compared to $27.66 at June 30, 2026 and $27.02 at December 31, 2025. Tangible book value per share was $25.29 at September 30, 2026 compared to $25.02 at June 30, 2026 and $24.41 at December 31, 2025. Exclusive of Accumulated Other Comprehensive Loss, book value per share and tangible book value per share would have increased by $0.32 and $0.31, respectively, at September 30, 2026. Tangible common equity to tangible assets (“TCE ratio”) was 7.58% at September 30, 2026 compared to 7.91% at June 30, 2026 and 7.65% at December 31, 2025. The decrease in TCE ratio over the linked quarter is primarily related to a $1.8 million increase in after tax net unrealized loss on the investment portfolio and $2.2 million in common stock repurchases.
●	Quarterly Cash Dividend: The Company’s Board of Directors approved a $0.10 per share cash dividend on both common shares and Series A preferred shares payable on November 18, 2026 to stockholders of record on November 11, 2026.
●	Business Banking Center Update: Our newest de novo branches in Hauppauge and Port Jefferson continue to demonstrate robust growth. As of September 30, 2026, the Hauppauge branch achieved $149.1 million in deposits with a 1.64% cost of funds, while the Port Jefferson location reached $52.1 million in deposits with a 1.85% cost of funds. Building on this momentum, our new full-service branch in downtown Riverhead, New York officially opened on September 30, 2026. This strategic expansion enables us to better serve the East End of Long Island with our complete suite of financial and banking services.

Mineola, NY – October 28, 2026 – Hanover Bancorp, Inc. (“Hanover” or “the Company” – NASDAQ: HNVR), the holding company for Hanover Community Bank (“the Bank”), today reported results for the quarter ended September 30, 2026 and the declaration of a $0.10 per share cash dividend on both common shares and Series A preferred shares payable on November 18, 2026 to stockholders of record on November 11, 2026.

Earnings Summary for the Quarter Ended September 30, 2026

The Company reported net income for the quarter ended September 30, 2026 of $4.3 million or $0.60 per diluted share (including Series A preferred shares) versus $3.5 million or $0.47 per diluted share (including Series A preferred shares) for the quarter ended September 30, 2025 and $4.1 million or $0.55 per diluted share (including Series A preferred shares) for the quarter ended June 30, 2026.  Returns on average assets, average stockholders’ equity and average tangible equity were 0.75%, 8.44% and 9.32%, respectively, for the quarter ended September 30, 2026, versus 0.61%, 6.90% and 7.63%, respectively, for the comparable quarter of 2025, and 0.73%, 8.01% and 8.85%, respectively, for the quarter ended June 30, 2026.

The increase in net income recorded in the third quarter of 2026 from the comparable 2025 quarter resulted from an increase in net interest income and a decrease in provision for credit losses.  This was partially offset by a decrease in non-interest income, consisting primarily of a decrease in gain on sale of loans held-for-sale due to a lower volume of SBA loan sales, an increase in non-interest expense, and an increase in income tax expense.

The increase in net income recorded over the prior linked quarter resulted from an increase in net interest income and a decrease in non-interest expense.  This was partially offset by a decrease in non-interest income, consisting primarily of a decrease in gain on sale of loans held-for-sale and loan servicing and fee income, and increases in the provision for credit losses and income tax expense.  The decrease in non-interest expense is primarily related to decreases in compensation and benefits, professional fees (particularly legal), and other operating expenses, primarily SBA broker fees.  In the June  30, 2026 quarter, the Company incurred $240 thousand of debt extinguishment charges which were recorded in other operating expenses.

Net interest income was $17.0 million for the quarter ended September 30, 2026, an increase of $1.8 million, or 11.84% from the comparable 2025 quarter.  This increase was due to improvement in the Company’s net interest margin to 3.02% in the 2026 quarter from 2.74% in the comparable 2025 quarter.  The cost of interest-bearing liabilities decreased to 3.50% in the 2026 quarter from 3.89% in the comparable 2025 quarter, a decrease of 39 basis points.  This decrease was partially offset by a 5 basis point decrease in the yield on interest earning assets to 5.89% in the 2026 quarter from 5.94% in the third quarter of 2025.  Net interest income on a linked quarter basis increased by $0.3 million or 1.52%.

Earnings Summary for the Nine Months Ended September 30, 2026

For the nine months ended September 30, 2026, the Company reported net income of $10.3 million or $1.40 per diluted share (including Series A preferred shares), versus $7.5 million or $1.00 per diluted share (including Series A preferred shares) in the comparable 2025 nine-month period.  The Company recorded adjusted (non-GAAP) net income (excluding debt extinguishment charges and severance expenses of $2.3 million, net of tax) of $12.6 million or $1.71 per diluted share in the nine months ended September 30, 2026, versus adjusted (non-GAAP) net income (excluding core system conversion expenses of $2.6 million, net of tax) of $10.0 million or $1.34 per diluted share in the comparable 2025 nine-month period.  Returns on average assets, average stockholders’ equity and average tangible equity were 0.60%, 6.75% and 7.46%, respectively, for the nine months ended September 30, 2026, versus 0.44%, 5.00% and 5.54%, respectively, for the comparable 2025 period.  Adjusted (non-GAAP) returns, exclusive of debt extinguishment charges and severance expenses, on average assets, average stockholders’ equity and average tangible equity were 0.74%, 8.28% and 9.15%, respectively, in the nine months ended September 30, 2026, versus 0.60%, 6.72% and 7.45%, respectively, in the comparable 2025 period, exclusive of core system conversion expenses.

The increase in net income recorded for the nine months ended September 30, 2026 from the comparable 2025 period is due to an increase in net interest income and a decrease in the provision for credit losses.  These were partially offset by a decrease in non-interest income, consisting primarily of a decrease in gain on sale of loans held-for-sale, an increase in income tax expense and an increase in non-interest expenses, particularly compensation and benefits, severance expenses, occupancy and equipment and other operating expenses which included $240 thousand of debt extinguishment charges.  In February 2025, the Company incurred $3.2 million of one-time core system conversion expenses.  Severance expenses for the nine months ended September 30, 2026 were primarily related to a severance benefit of approximately $2.2 million to the former President of the Company and the Bank whose last day of employment was March 31, 2026.

Net interest income was $50.2 million for the nine months ended September 30, 2026, an increase of $5.5 million, or 12.35% from the comparable 2025 period, due to the improvement of the Company’s net interest margin to 3.03% in the 2026 period from 2.73% in the comparable 2025 period.  The cost of interest-bearing liabilities decreased to 3.49% in the nine months ended September 30, 2026 from 3.95% in the comparable 2025 period, a decrease of 46 basis points.  This decrease was partially offset by a 9 basis point decrease in the yield on interest earning assets to 5.89% in the 2026 period from 5.98% in the comparable 2025 period.

Michael P. Puorro, Chairman and Chief Executive Officer, commented on the Company’s quarterly results:  "Our third quarter performance demonstrates the powerful momentum across our franchise, highlighted by record net interest income and our highest pre-provision net revenue since 2022.  Driven by strong loan growth, net income rose to $4.3 million, or $0.60 per diluted share, for the third quarter of 2026.  Our balance sheet eclipsed $2.4 billion in total assets this quarter, fueled by the deepening of our niche-residential lending and CRE and C&I banking relationships, which propelled demand deposits to a record $255.1 million and loan production to $178.7 million.

We remain highly committed to delivering robust shareholder returns, as reflected in our improved returns on average assets and tangible equity, our ongoing share repurchase program, and the declaration of our $0.10 per share quarterly cash dividend.  Looking ahead, we are incredibly excited about our new full-service Riverhead branch, which opened on September 30th.  This expansion marks a pivotal step in bringing our comprehensive suite of banking services closer to our clients on the East End of Long Island, positioning us well for continued, disciplined growth."

Balance Sheet Highlights

Total assets were $2.44 billion at September 30, 2026 versus $2.38 billion at December 31, 2025.  Total securities available for sale (“AFS”) at September 30, 2026 were $138.2 million, an increase of $38.7 million from December 31, 2025, primarily driven by growth in U.S. GSE residential mortgage-backed securities, collateralized loan obligations and corporate bonds, offset by decreases in U.S. Treasury securities and collateralized mortgage obligations.

Total deposits were $2.11 billion at September 30, 2026 versus $2.03 billion at December 31, 2025.  Our loan to deposit ratio was 99% both at September 30, 2026 and December 31, 2025.

Borrowings at September 30, 2026 were $59.8 million, with a weighted average rate and term of 3.49% and 48 months, respectively.  At September 30, 2026 and December 31, 2025, the Company had $59.8 million (net of $410 thousand deferred prepayment penalty) and $100.7 million, respectively, of term FHLB advances outstanding.  The Company had no FHLB overnight borrowings outstanding at September 30, 2026 and December 31, 2025.  The Company had no borrowings outstanding under lines of credit with correspondent banks at September 30, 2026 and December 31, 2025.

Stockholders’ equity was $202.9 million at September 30, 2026 as compared to $200.3 million at December 31, 2025.  Retained earnings increased by $8.1 million due primarily to net income of $10.3 million for the nine months ended September 30, 2026, which was offset by $2.2 million of dividends declared.  The accumulated other comprehensive loss at September 30, 2026 was 1.13% of total equity and was comprised of a $2.3 million after tax net unrealized loss on the investment portfolio that was partially offset by a $0.1 million after tax net unrealized gain on derivatives.  During the nine months ended September 30, 2026, the Company repurchased 192,718 shares of its common stock at an aggregate cost of $4.8 million.  Book value per share (including Series A preferred shares) increased to $27.95 at September 30, 2026 from $27.02 at December 31, 2025.  Tangible book value per share (including Series A preferred shares) increased to $25.29 at September 30, 2026 from $24.41 at December 31, 2025.

Loan Portfolio

The Bank’s loan portfolio was $2.08 billion at September 30, 2026 and $2.0 billion at December 31, 2025.  At September 30, 2026, the Company’s residential loan portfolio (including home equity) amounted to $806.5 million, with an average loan balance of $494 thousand and a weighted average loan-to-value ratio of 56%.  Commercial real estate (including construction) and multifamily loans totaled $1.12 billion at September 30, 2026, with an average loan balance of $1.6 million and a weighted average loan-to-value ratio of 58%.  As discussed below, approximately 34% of the multifamily portfolio is subject to rent regulation.  The Company’s commercial real estate concentration ratio decreased to 358% of capital at September 30, 2026 from 362% at December 31, 2025, with loans secured by office space accounting for 2% of the total loan portfolio and totaling $41.2 million at September 30, 2026.  The Company’s loan pipeline at September 30, 2026 is approximately $221.1 million.

The Bank originates loans for its portfolio and for sale in the secondary market under a residential flow origination program.  During the quarters ended September 30, 2026 and 2025, the Company sold $18.7 million and $21.4 million, respectively, of residential loans under its flow origination program and recorded gains on sale of loans held-for-sale of $0.5 million and $0.5 million, respectively.  Residential loan originations were $110 million for the quarter ended September 30, 2026.

During the quarters ended September 30, 2026 and 2025, the Company sold approximately $1.3 million and $11.4 million, respectively, of government guaranteed SBA loans and recorded gains on sale of loans held-for-sale of $0.1 million and $0.9 million, respectively.  SBA loan originations and gains on sale continue to be lower due to a less favorable economic outlook for many business owners along with the Bank’s ongoing prudent decision to tighten credit. Together, these factors contributed to lower SBA loan volume, approval levels, and related gain-on-sale income.

Commercial Real Estate Statistics

A significant portion of the Bank’s commercial real estate portfolio consists of loans secured by Multifamily and CRE Investor-owned real estate that are predominantly subject to fixed interest rates for an initial period of 5 years.  The Bank’s exposure to Land/Construction loans as of September 30, 2026 is not significant at $10.7 million, all of which are at floating interest rates.  As shown below, as of September 30, 2026, 12% of the loan balances in these combined portfolios will either have a scheduled rate reset or mature in 2026, with another 51% with scheduled rate resets or maturing in 2027.

Multifamily Market Rent Portfolio Fixed Rate Reset/Maturity Schedule					Multifamily Stabilized Rent Portfolio Fixed Rate Reset/Maturity Schedule
Calendar Period (Loan Data as of 9/30/2026)	# Loans	Total O/S ($000's omitted)	Avg O/S ($000's omitted)	Avg Interest Rate	Calendar Period (Loan Data as of 9/30/2026)	# Loans	Total O/S ($000's omitted)	Avg O/S ($000's omitted)	Avg Interest Rate

2026	16	$52,999	$3,312	3.59%	2026	10	$24,390	$2,439	3.97%
2027	70	182,428	2,606	4.40%	2027	52	126,803	2,439	4.32%
2028	15	20,398	1,360	6.13%	2028	10	8,272	827	6.84%
2029	7	11,081	1,583	6.58%	2029	4	4,212	1,053	6.38%
2030	8	20,023	2,503	6.19%	2030	7	13,398	1,914	6.32%
2031+	28	92,369	3,299	6.48%	2031+	8	15,229	1,904	7.05%
Fixed Rate	144	379,298	2,634	5.04%	Fixed Rate	91	192,304	2,113	4.78%
Floating Rate	2	1,333	667	8.34%	Floating Rate	1	456	456	9.00%
Total	146	$380,631	$2,607	5.06%	Total	92	$192,760	$2,095	4.80%

CRE Investor Portfolio Fixed Rate Reset/Maturity Schedule
Calendar Period (Loan Data as of 9/30/2026)	# Loans	Total O/S ($000's omitted)	Avg O/S ($000's omitted)	Avg Interest Rate

2026	11	$27,620	$2,511	6.46%
2027	81	125,336	1,547	4.75%
2028	27	28,417	1,052	6.66%
2029	7	23,587	3,370	6.53%
2030	14	13,229	945	6.98%
2031+	32	49,344	1,542	6.77%
Fixed Rate	172	267,533	1,555	5.77%
Floating Rate	7	5,397	771	8.18%
Total CRE-Inv.	179	$272,930	$1,525	5.82%

Stabilized Multifamily Pro Forma Stress Results

The table below reflects a pro forma stressed evaluation of the Bank’s Multifamily stabilized loan portfolio as of September 30, 2026, using the primary assumption for a revised Debt Service Coverage Ratio (“DSCR”) calculation, for all loans where the current interest rate is below 6.75%.  The current balance for these loans is recast at 6.75% with a 30-year amortization.  The chart below reflects the impact of these adjustments on the portfolio.  The projected loan to value (“LTV”) assumption resets all loans using a 6.25% cap rate and the last reported property net operating income (“NOI”) to determine an implied property valuation and based on the current loan balance, the resultant LTV.

Multifamily Stabilized Rent Portfolio (Loan Data as of 9/30/2026)
DSCR Range	# Loans	Total O/S ($000's omitted)	% of Total MF Portfolio	Current Weighted Average LTV	Projected Weighted Average LTV

< 1.0	8	$21,739	4%	62%	98%
1.0 < x <1.2	18	57,734	10%	63%	73%
1.2 < x <1.3	16	36,518	6%	64%	66%
1.3 < x <1.5	21	44,929	8%	58%	59%
1.5 < x <2.0	19	26,055	5%	61%	52%
x > 2.0	10	5,785	1%	39%	29%
Total	92	$192,760	34%	61%	67%

As reflected above, as of September 30, 2026, only 8 loans totaling $22 million in the multifamily rent stabilized portfolio would have a pro forma DSCR less than 1x, which represents 4% of the total multifamily portfolio.  The remainder of this portfolio, totaling $171 million and representing 30% of the entire multifamily portfolio, would possess pro forma DSCR’s greater than 1x while maintaining a projected weighted average LTV well within our policy guidelines.  Additionally, as of September 30, 2026, 72% of the rent stabilized loans and 74% of the entire multifamily portfolio are further enhanced with personal guarantees from the principals of the borrowers.  Based on the maturities and rate resets in the previous 12 months, we believe the overall demand for multifamily housing in our market will allow our borrowers to address any adverse impact proactively.  The Bank continues to successfully manage multifamily loans with scheduled rate repricing or maturities.  Matured loans that qualified for renewal have been retained while others have paid off in full through refinances.  The majority of the rate resetting loans remain as performing loans at the new higher interest rate.

Rental breakdown of the Multifamily portfolio

The table below segments our portfolio of loans secured by Multifamily properties based on rental terms and location as of September 30, 2026.  As shown below, 66% of the combined portfolio is secured by properties subject to free market rental terms, which is the dominant tenant type.  Both the Market Rent and Stabilized Rent segments of our portfolio present very similar average borrower profiles.  The portfolio is primarily located in the New York City boroughs of Brooklyn, the Bronx and Queens.

Multifamily Loan Portfolio - Loans by Rent Type (Loan Data as of 9/30/2026)
Rent Type	# Notes	Outstanding Loan Balance	% of Total Multifamily	Avg Loan Size	LTV	Current DSCR	Avg # of Units
		($000's omitted)		($000's omitted)

Market	146	$380,631	66%	$2,607	60.8%	1.38	11
Location
Manhattan	7	$24,263	4%	$3,466	62.5%	1.33	13
Other NYC	97	$274,357	48%	$2,828	60.3%	1.35	9
Outside NYC	42	$82,011	14%	$1,953	62.2%	1.50	14

Stabilized	92	$192,760	34%	$2,095	60.8%	1.43	12
Location
Manhattan	7	$10,022	2%	$1,432	49.6%	1.64	19
Other NYC	74	$165,978	29%	$2,243	61.4%	1.40	11
Outside NYC	11	$16,760	3%	$1,524	61.6%	1.62	14

Office Property Exposure

The Bank’s exposure to the Office market is not significant.  Loans secured by office space accounted for 2% of the total loan portfolio at September 30, 2026, with a total balance of $41.2 million, of which less than 1% is located in Manhattan.  The pool has a 2.94x weighted average DSCR and a 55% weighted average LTV as of September 30, 2026.

Asset Quality and Allowance for Credit Losses

At September 30, 2026, the Bank reported $29.1 million in non-performing loans compared to $28.3 million at June 30, 2026 and $21.6 million at December 31, 2025.  Excluding the portion that is government guaranteed by the SBA, non-performing loans were $22.1 million at September 30, 2026 compared to $21.3 million at June 30, 2026 and $17.9 million at December 31, 2025.  At September 30, 2026 non-performing loans were 1.40% of total loans outstanding versus 1.08% at December 31, 2025.  Excluding the SBA guaranteed portion, non-performing loans were 1.06% of total loans outstanding at September 30, 2026 versus 0.90% at December 31, 2025.

During the third quarter of 2026, the Bank recorded a provision for credit losses of $1.1 million.  The allowance for credit losses was $19.9 million at September 30, 2026 versus $18.7 million at December 31, 2025.  The allowance for credit losses as a percentage of total loans was 0.96% at September 30, 2026 and 0.93% at December 31, 2025.

Net Interest Margin

The Bank’s net interest margin increased to 3.02% for the quarter ended September 30, 2026 compared to 2.74% in the quarter ended September 30, 2025.  The Bank’s net interest margin was 3.10% in the quarter ended June 30, 2026.  The decrease from the prior linked quarter was primarily related to an increase in the average cost of deposits due to the anticipated Federal Reserve interest rate hike and the competitive deposit environment. Any further increases in cost of funds are expected to be mitigated by higher yielding loan production and rate resets.

About Hanover Community Bank and Hanover Bancorp, Inc.

Hanover Bancorp, Inc. (NASDAQ: HNVR), is the bank holding company for Hanover Community Bank, a community commercial bank focusing on highly personalized and efficient services and products responsive to client needs.  Management and the Board of Directors are comprised of a select group of successful local businesspeople who are committed to the success of the Bank by knowing and understanding the metro-New York area’s financial needs and opportunities.  Backed by state-of-the-art technology, Hanover offers a full range of financial services.  Hanover offers a complete suite of consumer, commercial, and municipal banking products and services, including multifamily and commercial mortgages, residential loans, business loans and lines of credit.  Hanover also offers its customers access to 24-hour ATM service with no fees attached, free checking with interest, telephone banking, advanced technologies in mobile and internet banking for our consumer and business customers, safe deposit boxes and much more.  The Company’s corporate administrative office is located in Mineola, New York where it also operates a full-service branch office along with additional branch locations in Garden City Park, Hauppauge, Port Jefferson, Riverhead, Forest Hills, Flushing, Sunset Park, Rockefeller Center and Bowery, New York, and Freehold, New Jersey.

Hanover Community Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Housing/Equal Opportunity Lender.  For further information, call (516) 548-8500 or visit the Bank’s website at www.hanoverbank.com.

Non-GAAP Disclosure

This discussion, including the financial statements attached thereto, includes non-GAAP financial measures which include the Company’s adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, adjusted return on average equity, pre-provision net revenue (“PPNR”), PPNR return on average assets, adjusted PPNR, adjusted PPNR return on average assets, return on average tangible equity, adjusted return on average tangible equity, adjusted non-interest expense to average assets, efficiency ratio, adjusted efficiency ratio, tangible common equity (“TCE”) ratio, TCE, tangible assets and tangible book value per share.  A non-GAAP financial measure is a numerical measure of historical or future performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).  The Company’s management believes that the presentation of non-GAAP financial measures provides both management and investors with a greater understanding of the Company’s operating results and trends in addition to the results measured in accordance with GAAP and provides greater comparability across time periods.  While management uses non-GAAP financial measures in its analysis of the Company’s performance, this information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.  The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other financial institutions.

With respect to the calculations of and reconciliations of the aforementioned non-GAAP financial measures, reconciliations to the most comparable U.S. GAAP measures are provided in the tables that follow.

Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hanover Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Hanover Bancorp, Inc. may turn out to be incorrect as a result of inaccurate assumptions that Hanover Bancorp, Inc. might make or by known or unknown risks and uncertainties.  There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements.  Factors that might cause such a difference include, but are not limited to: (1) the impact of a pandemic or other health crises and the government’s response to such pandemic or crises on our operations as well as those of our customers and on the economy generally and in our market area specifically; (2) competitive pressures among depository institutions may increase significantly; (3) changes in the interest rate environment may reduce interest margins; (4) loan origination and sale volumes, charge-offs and credit loss provisions may vary substantially from period to period; (5) general economic conditions may be less favorable than expected; (6) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (7) legislative or regulatory changes or actions may adversely affect the businesses in which Hanover Bancorp, Inc. is engaged; (8) the impacts of tariffs, sanctions and other trade policies of the United States and its global trading counterparts; (9) changing political conditions and the outcome of federal, state, and local elections and the resulting economic and other impact on the areas in which we conduct business; (10) changes relating to rent regulation and housing, including recent legislative action in New York City to freeze rents on certain rent-regulated properties; (11) changes and trends in the securities markets may adversely impact Hanover Bancorp, Inc.; (12) a delayed or incomplete resolution of regulatory issues could adversely impact our planning; (13) difficulties in integrating any businesses that we may acquire, which may increase our expenses and delay the achievement of any benefits that we may expect from such acquisitions; (14) the impact of the strategic credit cleanup that we implemented during the fourth quarter of 2025 and the wholesale funding restructuring we implemented during the first quarter of 2026; (15) the impact of reputation risk created by the developments discussed above on such matters as business generation and retention, funding and liquidity could be significant; (16) our ability to hire and retain key personnel; and (17) the outcome of any future regulatory and legal investigations and proceedings may not be anticipated.  Further information on other factors that could affect the financial results of Hanover Bancorp, Inc. are included in our Annual Report on Form 10-K under Item 1A - Risk Factors, as updated by our subsequent filings with the Securities and Exchange Commission.  Consequently, no forward-looking statement can be guaranteed.  Hanover Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

HANOVER BANCORP, INC.

STATEMENTS OF CONDITION (unaudited)

(dollars in thousands)

	September 30,	June 30,	December 31,
	2026	2026	2025
Assets
Cash and cash equivalents	$142,579	$141,243	$208,904
Securities-available for sale, at fair value	138,215	135,043	99,552
Investments-held to maturity	865	912	1,017
Loans held for sale	3,615	2,928	6,407

Loans, net of deferred loan fees and costs	2,084,650	1,997,893	2,000,749
Less: allowance for credit losses	(19,917)	(19,139)	(18,694)
Loans, net	2,064,733	1,978,754	1,982,055

Goodwill	19,168	19,168	19,168
Premises & fixed assets	13,891	14,052	14,313
Operating lease assets	6,698	7,006	9,855
Bank Owned life Insurance ("BOLI")	15,157	—	—
Other assets	36,896	37,524	41,825
Assets	$2,441,817	$2,336,630	$2,383,096

Liabilities and stockholders’ equity
Core deposits	$1,601,591	$1,506,501	$1,518,491
Time deposits	509,317	506,338	509,896
Total deposits	2,110,908	2,012,839	2,028,387

Borrowings	59,840	59,810	100,725
Subordinated debentures	34,266	34,229	24,743
Operating lease liabilities	7,324	7,628	10,567
Other liabilities	26,564	19,377	18,408
Liabilities	2,238,902	2,133,883	2,182,830

Stockholders’ equity	202,915	202,747	200,266
Liabilities and stockholders’ equity	$2,441,817	$2,336,630	$2,383,096

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	9/30/2026	9/30/2025	9/30/2026	9/30/2025
Interest income	$33,201	$32,994	$97,559	$97,880
Interest expense	16,175	17,771	47,400	53,233
Net interest income	17,026	15,223	50,159	44,647
Provision for credit losses	1,100	1,325	2,130	4,282
Net interest income after provision for credit losses	15,926	13,898	48,029	40,365

Loan servicing and fee income	960	1,057	3,166	3,221
Service charges on deposit accounts	146	237	515	516
Gain on sale of loans held-for-sale	550	1,451	3,370	6,101
BOLI Income	157	—	157	—
Other operating income	441	40	586	240
Non-interest income	2,254	2,785	7,794	10,078

Compensation and benefits	6,919	6,774	22,074	21,009
Severance expenses	—	—	2,340	—
Conversion expenses	—	—	—	3,180
Occupancy and equipment	2,075	1,960	6,155	5,706
Data processing	481	313	1,334	1,414
Professional fees	687	732	2,490	2,397
Federal deposit insurance premiums	324	334	1,050	1,036
Other operating expenses	1,909	1,900	6,206	5,883
Non-interest expense	12,395	12,013	41,649	40,625

Income before income taxes	5,785	4,670	14,174	9,818
Income tax expense	1,436	1,179	3,887	2,363

Net income	$4,349	$3,491	$10,287	$7,455

Earnings per share ("EPS"):(1)
Basic	$0.60	$0.47	$1.40	$1.00
Diluted	$0.60	$0.47	$1.40	$1.00

Average shares outstanding for basic EPS (1)(2)	7,292,462	7,477,647	7,373,819	7,480,737
Average shares outstanding for diluted EPS (1)(2)	7,292,462	7,483,319	7,373,819	7,486,459

(1)	Calculation includes common stock and Series A preferred stock.
(2)	Average shares outstanding before subtracting participating securities.

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

QUARTERLY TREND

(dollars in thousands, except per share data)

	Three Months Ended
	9/30/2026	6/30/2026	3/31/2026	12/31/2025	9/30/2025
Interest income	$33,201	$32,066	$32,292	$32,599	$32,994
Interest expense	16,175	15,295	15,930	16,769	17,771
Net interest income	17,026	16,771	16,362	15,830	15,223
Provision for credit losses	1,100	500	530	6,100	1,325
Net interest income after provision for credit losses	15,926	16,271	15,832	9,730	13,898

Loan servicing and fee income	960	1,164	1,042	1,049	1,057
Service charges on deposit accounts	146	119	250	234	237
Gain on sale of loans held-for-sale	550	1,377	1,443	1,244	1,451
Gain on sale of investments	—	—	—	215	—
BOLI Income	157	—	—	—	—
Other operating income	441	136	9	23	40
Non-interest income	2,254	2,796	2,744	2,765	2,785

Compensation and benefits	6,919	7,333	7,822	6,877	6,774
Severance expenses	—	35	2,305	—	—
Occupancy and equipment	2,075	2,012	2,068	2,036	1,960
Data processing	481	431	422	339	313
Professional fees	687	897	906	752	732
Federal deposit insurance premiums	324	364	362	352	334
Other operating expenses	1,909	2,576	1,721	2,003	1,900
Non-interest expense	12,395	13,648	15,606	12,359	12,013

Income before income taxes	5,785	5,419	2,970	136	4,670
Income tax expense	1,436	1,355	1,096	103	1,179

Net income	$4,349	$4,064	$1,874	$33	$3,491

Earnings per share ("EPS"):(1)
Basic	$0.60	$0.55	$0.25	$—	$0.47
Diluted	$0.60	$0.55	$0.25	$—	$0.47

Average shares outstanding for basic EPS (1)(2)	7,292,462	7,396,444	7,434,107	7,443,861	7,477,647
Average shares outstanding for diluted EPS (1)(2)	7,292,462	7,396,444	7,439,004	7,447,556	7,483,319

(1)	Calculation includes common stock and Series A preferred stock.
(2)	Average shares outstanding before subtracting participating securities.

HANOVER BANCORP, INC.

CONSOLIDATED NON-GAAP FINANCIAL INFORMATION (1) (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended (2)		Nine Months Ended (2)
	9/30/2026	9/30/2025	9/30/2026	9/30/2025

Net income, as reported	$4,349	$3,491	$10,287	$7,455
Adjustments:
Debt extinguishment charges	—	—	240	—
Conversion expenses	—	—	—	3,180
Severance expenses	—	—	2,340	—
Total adjustments, before income taxes	—	—	2,580	3,180
Income tax effect of adjustments	—	—	251	608
Total adjustments, after income taxes	—	—	2,329	2,572
Adjusted net income (non-GAAP)	$4,349	$3,491	$12,616	$10,027

Diluted earnings per share (3)	$0.60	$0.47	$1.40	$1.00
Adjustments for non-recurring charges, net of tax	—	—	0.31	0.34
Adjusted diluted earnings per share (non-GAAP) (3)	$0.60	$0.47	$1.71	$1.34

Efficiency ratio (non-GAAP) (4)	64.29%	66.71%	71.87%	74.23%
Adjustments:
Debt extinguishment charges	—%	—%	(0.41)%	—%
Conversion expenses	—%	—%	—%	(5.81)%
Severance expenses	—%	—%	(4.04)%	—%
Adjusted efficiency ratio (non-GAAP)	64.29%	66.71%	67.42%	68.42%

Return on average assets	0.75%	0.61%	0.60%	0.44%
Adjustments for non-recurring charges, net of tax	—%	—%	0.14%	0.16%
Adjusted return on average assets (non-GAAP)	0.75%	0.61%	0.74%	0.60%

Return on average equity (3)	8.44%	6.90%	6.75%	5.00%
Adjustments for non-recurring charges, net of tax	—%	—%	1.53%	1.72%
Adjusted return on average equity (non-GAAP) (3)	8.44%	6.90%	8.28%	6.72%

Return on average tangible equity (non-GAAP) (3)(5)	9.32%	7.63%	7.46%	5.54%
Adjustments for non-recurring charges, net of tax	—%	—%	1.69%	1.91%
Adjusted return on average tangible equity (non-GAAP) (3)	9.32%	7.63%	9.15%	7.45%

Non-interest expense to average assets	2.13%	2.10%	2.44%	2.41%
Adjustments for non-recurring charges	—%	—%	(0.15)%	(0.19)%
Adjusted non-interest expense to average assets (non-GAAP)	2.13%	2.10%	2.29%	2.22%

(1)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provides investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.
(2)	Ratios for the three and nine months ended September 30, 2026 and 2025 are annualized.
(3)	Includes common stock and Series A preferred stock.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(5)	Represents net income divided by average total equity after deducting average goodwill and average core deposit intangible.

Note: Prior period information has been adjusted to conform with current period presentation.

HANOVER BANCORP, INC.

CONSOLIDATED NON-GAAP FINANCIAL INFORMATION (1) (unaudited) (continued)

(dollars in thousands, except per share data)

	Three Months Ended (2)		Nine Months Ended (2)
	9/30/2026	9/30/2025	9/30/2026	9/30/2025

Net income, as reported	$4,349	$3,491	$10,287	$7,455
Add: Provision for credit losses	1,100	1,325	2,130	4,282
Add: Provision for income taxes	1,436	1,179	3,887	2,363
Pre-provision net revenue (non-GAAP)	$6,885	$5,995	$16,304	$14,100

Pre-provision net revenue return on average assets (non-GAAP)	1.18%	1.05%	0.95%	0.84%

Pre-provision net revenue (non-GAAP)	$6,885	$5,995	$16,304	$14,100
Adjustments:
Debt extinguishment charges	—	—	240	—
Conversion expenses	—	—	—	3,180
Severance expenses	—	—	2,340	—
Adjusted pre-provision net revenue (non-GAAP)	$6,885	$5,995	$18,884	$17,280

Adjusted pre-provision net revenue return on average assets (non-GAAP)	1.18%	1.05%	1.11%	1.03%

(1)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provides investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.
(2)	Ratios for the three and nine months ended September 30, 2026 and 2025 are annualized.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands)

	Three Months Ended		Nine Months Ended
	9/30/2026	9/30/2025	9/30/2026	9/30/2025
Profitability:
Return on average assets	0.75%	0.61%	0.60%	0.44%
Return on average equity (1)	8.44%	6.90%	6.75%	5.00%
Return on average tangible equity (non-GAAP) (1)(5)	9.32%	7.63%	7.46%	5.54%
Pre-provision net revenue return on average assets (non-GAAP) (6)	1.18%	1.05%	0.95%	0.84%
Yield on average interest-earning assets	5.89%	5.94%	5.89%	5.98%
Cost of average interest-bearing liabilities	3.50%	3.89%	3.49%	3.95%
Net interest rate spread (2)	2.39%	2.05%	2.40%	2.03%
Net interest margin (3)	3.02%	2.74%	3.03%	2.73%
Non-interest expense to average assets	2.13%	2.10%	2.44%	2.41%
Efficiency ratio (non-GAAP) (4)	64.29%	66.71%	71.87%	74.23%

Average balances:
Interest-earning assets	$2,235,698	$2,203,326	$2,215,852	$2,189,689
Interest-bearing liabilities	1,835,752	1,812,278	1,817,345	1,803,446
Loans	2,039,760	1,978,375	2,012,379	1,982,194
Deposits	1,971,562	1,904,262	1,929,949	1,887,491
Borrowings	104,877	131,586	120,944	135,987

(1)	Includes common stock and Series A preferred stock.
(2)	Represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(5)	Represents net income divided by average total equity after deducting average goodwill and average core deposit intangible.
(6)	Refer to Consolidated Non-GAAP Financial Information for calculation.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands, except share and per share data)

	At or For the Three Months Ended
	9/30/2026	6/30/2026	3/31/2026	12/31/2025
Asset quality:
Provision for credit losses - loans (1)	$1,100	$500	$500	$5,925
Net (charge-offs)/recoveries	(322)	(510)	(45)	(9,585)
Allowance for credit losses	19,917	19,139	19,149	18,694
Allowance for credit losses to total loans (2)	0.96%	0.96%	0.96%	0.93%

Non-performing loans
Non-guaranteed portion	$22,074	$21,283	$17,749	$17,934
Guaranteed portion (4)	7,034	7,057	6,837	3,670
Total	$29,108	$28,340	$24,586	$21,604

Non-performing loans/total loans	1.40%	1.42%	1.23%	1.08%
Non-performing loans, excluding guaranteed/total loans	1.06%	1.07%	0.89%	0.90%
Non-performing loans/total assets	1.19%	1.21%	1.04%	0.91%
Non-performing loans, excluding guaranteed/total assets	0.90%	0.91%	0.75%	0.75%
Allowance for credit losses/non-performing loans	68.42%	67.53%	77.89%	86.53%
Allowance for credit losses/non-performing loans, excluding guaranteed	90.23%	89.93%	107.89%	104.24%

Capital (Bank only):
Tier 1 Capital	$215,721	$215,650	$210,222	$204,431
Tier 1 leverage ratio	9.43%	9.76%	9.20%	9.05%
Common equity tier 1 capital ratio	12.85%	13.59%	13.32%	12.90%
Tier 1 risk based capital ratio	12.85%	13.59%	13.32%	12.90%
Total risk based capital ratio	14.07%	14.84%	14.57%	14.06%

Equity data:
Shares outstanding (3)	7,259,409	7,330,424	7,431,661	7,410,403
Stockholders’ equity	$202,915	$202,747	$201,441	$200,266
Book value per share (3)	27.95	27.66	27.11	27.02
Tangible common equity (3)	183,587	183,408	182,089	180,902
Tangible book value per share (3)	25.29	25.02	24.50	24.41
Tangible common equity (“TCE”) ratio (3)	7.58%	7.91%	7.74%	7.65%

(1)	Excludes $0, $0, $30 thousand and $175 thousand provision for credit losses on unfunded commitments for the quarters ended 9/30/26, 6/30/26, 3/31/26 and 12/31/25, respectively.
(2)	Calculation excludes loans held for sale.
(3)	lncludes common stock and Series A preferred stock.
(4)	Guaranteed by the SBA.

HANOVER BANCORP, INC.

STATISTICAL SUMMARY

QUARTERLY TREND

(unaudited, dollars in thousands, except share data)

	9/30/2026	6/30/2026	3/31/2026	12/31/2025
Loan distribution (1):
Residential mortgages	$778,102	$737,226	$737,692	$751,536
Multifamily	573,391	565,879	550,739	541,083
Commercial real estate - OO	273,717	272,413	271,692	275,747
Commercial real estate - NOO	268,768	244,574	257,787	260,903
Commercial & industrial	161,850	150,403	147,929	145,591
Home equity	28,388	26,949	26,439	25,459
Consumer	434	449	416	430

Total loans	$2,084,650	$1,997,893	$1,992,694	$2,000,749

Sequential quarter growth rate	4.34%	0.26%	(0.40)%	0.61%

CRE concentration ratio	358%	346%	354%	362%

Loans sold during the quarter	$20,020	$35,527	$41,523	$39,114

Funding distribution:
Demand	$255,119	$254,270	$237,346	$247,786
N.O.W.	771,118	708,329	772,318	781,681
Savings	55,658	42,382	44,307	58,475
Money market	519,696	501,520	450,954	430,549
Total core deposits	1,601,591	1,506,501	1,504,925	1,518,491
Time	509,317	506,338	517,421	509,896
Total deposits	2,110,908	2,012,839	2,022,346	2,028,387
Borrowings	59,840	59,810	59,780	100,725
Subordinated debentures	34,266	34,229	59,021	24,743

Total funding sources	$2,205,014	$2,106,878	$2,141,147	$2,153,855

Sequential quarter growth rate - total deposits	4.87%	(0.47)%	(0.30)%	2.71%

Period-end core deposits/total deposits ratio	75.87%	74.84%	74.41%	74.86%

Period-end demand deposits/total deposits ratio	12.09%	12.63%	11.74%	12.22%

(1)	Excluding loans held for sale

HANOVER BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (1) (unaudited)

(dollars in thousands, except share and per share amounts)

	9/30/2026	6/30/2026	3/31/2026	12/31/2025	9/30/2025
Tangible common equity
Total equity (2)	$202,915	$202,747	$201,441	$200,266	$201,833
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(19,168)
Less: core deposit intangible	(160)	(171)	(184)	(196)	(209)
Tangible common equity (non-GAAP) (2)	$183,587	$183,408	$182,089	$180,902	$182,456

Tangible common equity (“TCE”) ratio
Tangible common equity (2)	$183,587	$183,408	$182,089	$180,902	$182,456
Total assets	2,441,817	2,336,630	2,370,949	2,383,096	2,331,580
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(19,168)
Less: core deposit intangible	(160)	(171)	(184)	(196)	(209)
Tangible assets (non-GAAP)	$2,422,489	$2,317,291	$2,351,597	$2,363,732	$2,312,203
TCE ratio (non-GAAP) (2)(3)	7.58%	7.91%	7.74%	7.65%	7.89%

Tangible book value per share
Tangible common equity (2)	$183,587	$183,408	$182,089	$180,902	$182,456
Shares outstanding (2)	7,259,409	7,330,424	7,431,661	7,410,403	7,467,390
Tangible book value per share (non-GAAP) (2)	$25.29	$25.02	$24.50	$24.41	$24.43

(1)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provides investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.
(2)	Includes common stock and Series A preferred stock.
(3)	TCE ratio is calculated by dividing tangible common equity by tangible assets.

HANOVER BANCORP, INC.

NET INTEREST INCOME ANALYSIS

For the Three Months Ended September 30, 2026 and 2025

(unaudited, dollars in thousands)

	2026			2025
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Assets:
Interest-earning assets:
Loans	$2,039,760	30,683	5.97%	$1,978,375	$29,951	6.01%
Investment securities	133,891	1,907	5.65%	99,816	1,604	6.38%
Interest-earning cash	56,123	526	3.72%	117,314	1,311	4.43%
FHLB stock and other investments	5,924	85	5.69%	7,821	128	6.49%
Total interest-earning assets	2,235,698	33,201	5.89%	2,203,326	32,994	5.94%
Non interest-earning assets:
Cash and due from banks	11,509			10,083
Other assets	62,428			53,860
Total assets	$2,309,635			$2,267,269

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$1,264,508	10,381	3.26%	$1,186,968	$11,207	3.75%
Time deposits	466,367	4,502	3.83%	493,724	5,097	4.10%
Total savings and time deposits	1,730,875	14,883	3.41%	1,680,692	16,304	3.85%
Borrowings	70,636	636	3.57%	106,866	1,141	4.24%
Subordinated debentures	34,241	656	7.60%	24,720	326	5.23%
Total interest-bearing liabilities	1,835,752	16,175	3.50%	1,812,278	17,771	3.89%
Demand deposits	240,687			223,570
Other liabilities	28,647			30,622
Total liabilities	2,105,086			2,066,470
Stockholders’ equity	204,549			200,799
Total liabilities & stockholders’ equity	$2,309,635			$2,267,269
Net interest rate spread			2.39%			2.05%
Net interest income/margin		$17,026	3.02%		$15,223	2.74%

HANOVER BANCORP, INC.

NET INTEREST INCOME ANALYSIS

For the Nine Months Ended September 30, 2026 and 2025

(unaudited, dollars in thousands)

	2026			2025
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Assets:
Interest-earning assets:
Loans	$2,012,379	90,089	5.99%	$1,982,194	$89,720	6.05%
Investment securities	118,264	4,928	5.57%	95,086	4,223	5.94%
Interest-earning cash	78,518	2,184	3.72%	104,452	3,488	4.46%
FHLB stock and other investments	6,691	358	7.15%	7,957	449	7.54%
Total interest-earning assets	2,215,852	97,559	5.89%	2,189,689	97,880	5.98%
Non interest-earning assets:
Cash and due from banks	11,225			9,603
Other assets	56,069			51,254
Total assets	$2,283,146			$2,250,546

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$1,220,782	29,062	3.18%	$1,176,852	$33,311	3.78%
Time deposits	475,619	13,807	3.88%	490,607	15,475	4.22%
Total savings and time deposits	1,696,401	42,869	3.38%	1,667,459	48,786	3.91%
Borrowings	86,007	2,444	3.80%	111,280	3,469	4.17%
Subordinated debentures	34,937	2,087	7.99%	24,707	978	5.29%
Total interest-bearing liabilities	1,817,345	47,400	3.49%	1,803,446	53,233	3.95%
Demand deposits	233,548			220,032
Other liabilities	28,572			27,677
Total liabilities	2,079,465			2,051,155
Stockholders’ equity	203,681			199,391
Total liabilities & stockholders’ equity	$2,283,146			$2,250,546
Net interest rate spread			2.40%			2.03%
Net interest income/margin		$50,159	3.03%		$44,647	2.73%